NASDAQ:CECE NEWS RELEASE

CECO ENVIRONMENTAL ANNOUNCES

MANAGEMENT CHANGES

NEW YORK, November 22, 2004 - CECO Environmental Corp. (NASDAQ: CECE) Rick Blum, President and COO of CECO ENVIRONMENTAL CORP, announced today three senior management changes at CECO Environmental.

Firstly, Marshall Morris, Vice President and CFO has resigned to pursue other opportunities. Mr. Morris stated "Leaving CECO was a hard and difficult decision for me to make but a unique opportunity was presented to me that I think will be for the long term benefit of my family." Mr. Morris' resignation will become effective November 30, 2004. Phillip DeZwirek, Chairman and CEO of CECO Environmental and CFO for about 10 years prior to Mr. Morris will assume the responsibilities of CFO until a new CFO is appointed. Mr. DeZwirek stated "the strong financial team built by Marshall Morris will remain in place to support me until a new CFO is appointed. On behalf of all of the employees at CECO I would like to thank Marshall for his many contributions to CECO and we all wish him continued success in the future."

Secondly, Mike Meyer, President of the CECO Filters subsidiary of CECO Environmental will be promoted to the role of Vice-President of Sales for CECO Environmental and will move to the head office in Cincinnati.

Lastly, Mary Keenan, a 15-year veteran of CECO Filters and currently Vice President of Sales and Customer Service will be promoted to President of CECO Filters.

Mr. Blum stated that "Mr. Meyer and Ms. Keenan are both very deserving and capable of their new roles and expanded responsibilities. It is important that we have the right personnel in place to support the current expansion of CECO's operations."

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America's leading independent air pollution control company. Through its five subsidiaries -- Busch, CECO Filters, CECO Abatement Systems, kbd/Technic and Kirk & Blum -- CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvement systems. CECO is a full-service provider to the steel, military, aluminum, automotive, aerospace, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all industrial process industries.

For more information on CECO Environmental please visit the company's website at http://www.cecoenviro.com/.

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO's Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.